UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

	May 30, 2007 Date of Report (Date of earliest event reported)

THE GYMBOREE CORPORATION (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21250 (Commission File No.)	94-2615258 (IRS Employer Identification No.)

500 Howard Street, San Francisco, CA		94105

(Address of principal executive offices)		(Zip Code)

	(415) 278-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD.

As previously announced by The Gymboree Corporation (the “Company”) in its press release dated May 24, 2007, the Company’s Chief Operating Officer and Chief Financial Officer, Blair W. Lambert, and Vice President of Finance, Jeffrey Harris, presented at the FBR Friedman, Billings, Ramsey & Co. Growth Conference in New York City at the Grand Hyatt Hotel from approximately 2:20 p.m. to 3:00 p.m. ET on May 30, 2007. The Company’s presentation was broadcast via live webcast over the Internet and an archived copy will be available for 30 days, through June 29, 2007. To listen to the archived webcast over the Internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls & Web casts.”

During the presentation, Mr. Lambert discussed, among other things, the Company’s plans for its August 2007 introduction of its new children’s apparel retail store concept, Crazy 8. The Crazy 8 concept was most recently discussed during the Company’s earnings call on May 23, 2007. During the presentation, Mr. Lambert reiterated that the Crazy 8 concept is intended to address a broader demographic customer base than Gymboree.

During the course of discussions with attendees at the conference that were not part of the webcast, Mr. Lambert remarked that the Company’s Crazy 8 concept could be as big as Gymboree. This statement reflected the Company’s belief that the potential customer base, if the concept were successful, could support a market and store count similar to that of Gymboree. The statement was not intended to be a prediction of the future financial performance of Crazy 8 or of the ultimate success of the Crazy 8 concept.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION

Dated: May 30, 2007	By:	/s/ Blair W. Lambert

Name:Blair W. Lambert Title: Chief Operating Officer and Chief Financial Officer